EXHIBIT 3.2
AMENDMENT NO. 1 TO
UNITED DOMINION REALTY TRUST, INC.
AMENDED AND RESTATED BYLAWS
     This Amendment No. 1 (“Amendment”) to the Amended and Restated Bylaws of United Dominion Realty Trust, Inc. (the “Company”) is made and executed this 9th day of February, 2006, to be effective as of February 9, 2006.
     Pursuant to a resolution of the Board of Directors of the Company dated February 9, 2006, the Amended and Restated Bylaws are hereby amended as follows:
     Section 3.1 of the Bylaws is hereby amended in its entirety to read as follows:
     Section 3.1 Number and Term of Office.
     The number of directors of the corporation shall not be less than one (1) nor more than twelve (12) until changed by a resolution amending this Section 3.1 duly adopted by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1, by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at eleven (11).
     With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors are duly elected and qualified. Directors need not be stockholders. Directors are expected to resign after the stockholders annual meeting in the year in which the director attains the age of 70 unless the Board of Directors asks the director to continue to serve as a director. All other terms and provisions set forth in the Bylaws shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

UNITED	DOMINION REALTY TRUST, INC.

By:	/s/ Mary Ellen Norwood

Mary Ellen Norwood, Vice President –
Legal Administration and Secretary